LEASE EXTENSION AGREEMENT

THIS AGREEMENT is dated the **19th** day of **September**, 2006.

B E T W E E N

PACIFIC CENTRE LEASEHOLDS LIMITED
(the "Landlord")

OF THE FIRST PART

- and -

STOCKGROUP MEDIA INC.
(the "Tenant")

OF THE SECOND PART

WHEREAS:

A. By a lease dated the 7th day of June, 1999, and made between the Landlord and Stockgroup.Com Media Inc., as tenant, the Landlord leased to Stockgroup.Com Media Inc. for a term expiring the 30th day of June, 2006, certain premises (the "Premises") containing a Rentable Area of approximately nine thousand four hundred seventy five (9,475) square feet, comprised of a Rentable Area of approximately (i) seven thousand one hundred (7,100) square feet located on the 5th floor, and (ii) two thousand three hundred seventy five (2,375) square feet located on the 5th floor, at 750 West Pender Street (the "Building"), in the City of Vancouver, in the Province of British Columbia;

B. By an agreement dated the 13th day of December, 1999, and made between the Landlord and Stockgroup.Com Media Inc., (the "Lease Amending Agreement"), the lease was amended as more particularly set out therein;

C. By a Certificate of Change of Name dated the 10th day of October, 2001, Stockgroup.Com Media Inc. changed its name to Stockgroup Media Inc.;

D. By an agreement dated the 12th day of March, 2004, and made between the Landlord and the Tenant, (the "Second Lease Amending Agreement"): (i) the term of the lease was extended for a further period of nine (9) months, expiring the 31st day of March, 2007, and (ii) the lease was amended as more particularly set out therein;

E. By an agreement dated the 6th day of April, 2004, and made between the Landlord and the Tenant, (the "Third Lease Amending Agreement"), the lease was amended as more particularly set out therein. The lease, Lease Amending Agreement and Second Lease Amending Agreement are hereinafter collectively referred to as the "Lease". The term, as extended from time to time, is hereinafter referred to as the "Term";

F. The Landlord and the Tenant have agreed, as of and effective the 1st day of April, 2007, (the "Effective Date"): (i) to extend the Term of the Lease for a further period of six (6) years, commencing on the 1st day of April, 2007 and expiring on the 31st day of March, 2013, and (ii) to amend the Lease in the manner more particularly hereinafter set out.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained, other good and valuable consideration and the sum of TWO DOLLARS ($2.00) now paid by each of the Parties to the other (the receipt and sufficiency whereof is hereby acknowledged), the Parties do hereby agree as follows:

1. The Parties hereby acknowledge, confirm and agree that the foregoing recitals are true in substance and in fact.

2. The Term of the Lease is hereby extended for a further period of six (6) years, to be computed from the 1st day of April, 2007 and to be fully completed and ended on the 31st day of March, 2013 (the "Extension of Term").

3. The Extension of Term shall be upon the same terms and conditions as are contained in the Lease, save and except for the following:

   (a) The Tenant shall have one further option to extend the Term for a further period of five (5) years, exercisable on the terms and conditions set forth in Section 3(e) below;

   (b) the Tenant shall accept the Premises during the Extension of Term on an "as is" basis, with no inducement or allowance payable or rent free period;

(c) the annual Net Rent payable pursuant to Section 2.02 of the Lease during the Extension of Term shall be as follows:

(i) from and including April 1, 2007 to and including March 31, 2009, Net Rent shall be based upon an annual rate of EIGTHTEEN DOLLARS ($18.00) per square foot of the Rentable Area of the Premises;

(ii) from and including April 1, 2009 to and including March 31, 2010, Net Rent shall be based upon an annual rate of NINETEEN DOLLARS ($19.00) per square foot of the Rentable Area of the Premises;

(iii) from and including April 1, 2010 to and including March 31, 2011, Net Rent shall be based upon an annual rate of TWENTY DOLLARS ($20.00) per square foot of the Rentable Area of the Premises; and

(iv) from and including April 1, 2011 to and including March 31, 2013, Net Rent shall be based upon an annual rate of TWENTY ONE DOLLARS ($21.00) per square foot of the Rentable Area of the Premises.

(d) During the Extension of Term, the Landlord shall provide the Tenant with the use of five (5) random parking spaces in the parking facility provided for the Building. The Tenant shall pay parking fees to the Landlord (or to the parking operator if the Landlord so directs) throughout the Term at the prevailing rates being charged for parking permits in the parking facility, from time to time. Each such payment shall be made in advance on the first day of each month throughout the Extension of Term. The use of each parking permit by the Tenant is subject to the following conditions:

(i) the parking permits are for the use of five (5) vehicles, with 1 vehicle designated by the Tenant for each permit and accordingly the Tenant will be issued with five (5) parking permits by the Landlord or the parking operator;

(ii) the Landlord reserves the right to make such Rules and Regulations with respect to the use of the parking facility provided for the Building as the Landlord deems advisable from time to time;

(iii) the use by the Tenant of the parking facility is subject to the exclusive control of the Landlord (or the parking operator);

(iv) the Tenant shall use the parking facility at its sole risk;

(v) following the expiry of the first two (2) full calendar months of the parking agreement (as described below), the Tenant shall give one full calendar month prior written notice if it requires an increase or decrease in the number of parking permits (subject to the maximum number of parking spaces set out above) at any given time and permits must be used from the first day of a calendar month to the last day of a calendar month. In the event the Tenant either:

(I) does not elect to take all of the parking spaces made available to it at the commencement of the Extension of Term; or

(II) at any time during the Extension of Term (or any extension or renewal thereof) surrenders any or all of the parking spaces to the Landlord,

then, if the Tenant subsequently requests an increase in its number of parking permits (subject to the maximum number of parking spaces set out above), such request for an increase in the number of permissible parking permits shall be subject to availability at the time of the request; and

(vi) upon written request from the Landlord, the Tenant shall enter into a separate parking agreement with the Landlord (or the parking operator if the Landlord so directs) with respect to the above mentioned parking spaces.

(e) Provided that: (i) the Tenant has duly and regularly paid all Net Rent, Additional Rent and other sums required to be paid pursuant to the Lease, within the times and in the manner set out in the Lease, (ii) the Tenant is not in default under the Lease, (iii) the Tenant has given written notice to the Landlord no less than twelve (12) months and no more than eighteen (18) months prior to the expiration of the Extension of Term of its intention to exercise the within option to extend, and (iv) the Tenant is STOCKGROUP MEDIA INC. and is itself in possession of and conducting its business in the whole of the Premises in accordance with the terms of this Lease, then the Landlord will grant to the Tenant the right to extend the Term of the Lease for the Premises on an "as is" basis for a further period of five (5) years ("Second Extension of Term") commencing upon the expiration of the Extension of Term, and such Second Extension of Term shall be upon the same terms and

conditions as during the Extension of Term, save and except: (i) there shall be no further right to extend the Term, (ii) there will be no inducement or leasehold improvement allowance payable to the Tenant, (iii) there will be no rent free period, and (iv) the rental rate will be based on the rental rate indicated on the Landlord's prevailing rental schedule for comparable space in the Building at the time of the exercise by the Tenant of this option to extend; provided that in no event shall the net rent payable during the Second Extension of Term be less than the Net Rent payable during the last Rental Year of the Extension of Term.

The Landlord may, at its option, require that the Tenant (i) execute a new lease on the Landlord's standard lease for the Building currently in use at the time of the Tenant's exercise of the option to extend, or (ii) enter into an extension agreement in order to give effect to the Second Extension of Term and the revised rental, but the Tenant shall be deemed to have exercised the option to extend on the terms referred to above upon delivery of said notice to the Landlord whether or not such a new lease or extension agreement is executed.

If the Tenant fails to give the appropriate notice within the time limit set out herein for extending the Term, then this option to extend shall be null and void and of no further force or effect. If the Tenant gives such appropriate notice within the time limit set out herein for extending the Term it will forthwith execute the documentation submitted by the Landlord as hereinbefore set out within ten (10) days of its receipt thereof.

(f) As of the Effective Date, Sections 11.17 (Inducement to Lease), 11.19 (Tenant's Right to Terminate), 11.20 (Landlord's Work), 11.21 (Early Occupancy), 11.22 (Parking) and 11.23 (Existing Rental Obligations) of the Lease shall be of no further force and effect.

4. Provided the Tenant is Stockgroup Media Inc. and is not in default under the terms of the Lease, the Landlord will pay the Tenant a Leasehold Improvement allowance of FIVE DOLLARS AND FIFTY CENTS ($5.50) per square foot of the Rentable Area of the Premises, plus Goods and Services Tax (the "Allowance") to be applied towards the cost of construction of the Tenant's Leasehold Improvements. Ninety percent (90%) of the Allowance will be paid upon the last to occur of:

(a) commencement of the Extension of Term;

(b) execution of this Agreement by all parties; and

(c) receipt by the Landlord of a statutory declaration documenting (i) that payment has been made in full to all contractors, sub-contractors, suppliers and any other personnel retained to complete construction of the Tenant's Leasehold Improvements; (ii) the last date on which any work was done or materials were provided in connection with the construction of the Leasehold Improvements; and (iii) that all assessments under the *Workers' Compensation Act* against the Tenant, its contractors, subcontractors and other persons or business entities who performed work in the Building or the Premises in connection with the Tenant's work have been paid in full.

The remaining ten percent (10%) of the Allowance will be paid forthwith after the expiry of the applicable statutory lien period, provided no liens have been registered in respect of the Tenant's Leasehold Improvements. To the extent that the Allowance exceeds the cost of construction, such extra amount will be applied by the Landlord to the first rentals due under the Lease. The Tenant agrees to provide invoices documenting the cost of construction.

If the Lease is terminated by the Landlord in accordance with Article IX thereof or the Tenant becomes bankrupt or takes the benefit of any statute for bankrupt or insolvent debtors (including, without limiting the generality of the foregoing, the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended or replaced) then the Tenant will repay to the Landlord, as Additional Rent, the unamortized portion of the Allowance, calculated from the date of payment by the Landlord, on the basis of an assumed rate of depreciation on a straight-line basis to zero over the Extension of Term.

5. The Tenant will submit four sets of detailed working drawings to the Landlord for any work which the Tenant is required or proposes to do in the Premises during the Extension of Term. All Tenant's work will be performed at the Tenant's expense and in a good and workmanlike manner, by contractors, sub-contractors and workers engaged by the Tenant but approved of in advance by the Landlord, and shall otherwise be in accordance with the terms of the Lease. The Tenant's working drawings will be subject to the Landlord's prior written approval, not to be unreasonably withheld. The Tenant shall be responsible for securing all necessary building permits and approvals required by the City of Vancouver for any Leasehold Improvements constructed during the Extension of Term. Such permits must be secured before any such work shall commence at the Premises. In addition, the Tenant shall be responsible for making application for a certificate of occupancy, as may be required by the City of Vancouver, in connection with the construction of any Leasehold Improvements during the Extension of Term.

6. Provided the Tenant in occupancy of the whole of the Premises is Stockgroup Media Inc., the Tenant shall be permitted to install, at the Tenant's sole cost and expense, hallway signage on the 5th floor of the Building, the exact location of which shall be approved in advance by the Landlord. All

signage erected by the Tenant shall require the prior written consent of the Landlord and the Tenant agrees to provide to the Landlord on or before October 15, 2006, a detailed rendering of the proposed signage. All such signage shall remain the property of the Tenant and shall be maintained at the Tenant's sole cost and expense. At the expiration of the Term or earlier termination of the Lease, the Tenant shall remove such signage at the Tenant's expense and shall promptly repair all damage caused by any such removal. The Tenant's obligation to observe and perform this covenant shall survive the expiration of the Term or earlier termination of the Lease.

7. Upon written notice to the Landlord prior to the commencement of the Extension of Term and subject to availability at the time of request, the Landlord shall grant the Tenant a license to use certain storage space located within the Building, at the Landlord's then standard cost for such storage space. The exact location and approximate area of such storage space shall be designated by the Landlord at the time of request. If the Tenant requests the use of such space, the Tenant agrees to enter into a separate agreement with the Landlord in respect of the storage area which shall set forth in further detail, the terms and conditions of the Tenant's use of the storage area and the obligations of the parties with respect thereto.

8. The Parties acknowledge that the Tenant has requested, and currently maintains, access to the Landlord's emergency generator in the event that back-up emergency power is required for the Tenant's server room. The Tenant hereby confirms, acknowledges and agrees that neither the Landlord nor The Cadillac Fairview Corporation Limited (collectively, the "Releasee") shall, in any manner whatsoever, be liable for any injury, death, loss or damage to property of the undersigned, or of others, from any cause whatsoever as a result of or arising from or out of the aforesaid hook-up/access to or use of the Landlord's emergency generator, the failure of the emergency generator to provide power as required or at all, or the voltage, quality or nature of the power provided and all activities related thereto (the "emergency power services") in or at the Building, whether or not such damage, loss, death or injury results from the negligence of the Releasee, its agents, servants or other persons for whom it may be responsible. The use of the emergency power services shall be at the sole risk of the Tenant and the Tenant agrees to hold the Releasee harmless from any claims by its insurers. The Tenant further covenants and agrees to fully indemnify and save harmless the Releasee from and against any and all losses, claims, actions, damages, loss of life or damage to property as a result of or arising from or out of the emergency power services in or at the Building.

9. The Parties confirm that in all other respects, the terms, covenants and conditions contained in the Lease remain unchanged, and in full force and effect, except as modified by this Agreement. It is understood and agreed that all terms and expressions when used in this Agreement, unless a contrary intention is expressed herein, have the same meaning as they have in the Lease.

10. This Agreement shall enure to the benefit of and be binding upon the Parties hereto, the successors and assigns of the Landlord and the permitted successors and permitted assigns of the Tenant.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year first above written.

PACIFIC CENTRE LEASEHOLDS LIMITED
(Landlord)

Per: M. Andison
Authorized Signature

Per: R. A. Wotschke
Authorized Signature

I/We have authority to bind the corporation.

STOCKGROUP MEDIA INC.
(Tenant)

Per: Susan Howell
Authorized Signature

Per: ____________________
Authorized Signature

I/We have authority to bind the corporation.